Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of August 13, 2018 (“Effective Date”) between Genprex, Inc., a Delaware corporation (“Genprex”) and Viet Ly (“Consultant”).

NOW, THEREFORE, Consultant and Genprex (“Parties”) agree as follows:

1.Description of Services.  Consultant will act as a consultant to Genprex with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Genprex, including without limitation those services described on Exhibit A hereto (collectively, “Services”).

2.Term and Termination.  This Agreement shall become effective on the Effective Date and remain in effect until it is terminated as provided herein. Either party may terminate this Agreement by giving the other party thirty (30) days’ written notice of termination. Sections 4 and 7 shall survive any termination or expiration of this Agreement.  Genprex will pay Consultant for only actual work performed through the termination date consistent with the terms described in Exhibit A.

3.Compensation. Genprex agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

4.Proprietary Information.  Consultant agrees to be bound by the following:

(a)Consultant recognizes that in performance under this Agreement he will have contact with materials and information of substantial value to Genprex that is not generally known outside Genprex.  Consultant will not, at any time (except as authorized in writing by Genprex), divulge or disclose, directly or indirectly, to any person, firm, association, or corporation other than employees of Genprex or use for his own benefit or any purpose other than the performance of services hereunder, any Confidential Information (as hereinafter defined), of Genprex or any of its affiliates.  “Confidential Information” means any information, materials, knowledge, or data concerning the business, technology, or affairs of Genprex or any affiliate of Genprex, including any inventions, discoveries, improvements, products, processes, technology, trade secrets, know-how, designs, formulas, biological materials, or any other confidential material, data, information, or instructions, technical or otherwise, owned or possessed by Genprex or any affiliate of Genprex.

(b)All documents, data, records, apparatus, equipment, and other physical property produced by Consultant or others in connection with Consultant’s activities pursuant to this Agreement or which are furnished to Consultant by Genprex, or which are learned by Consultant in connection with this Agreement, shall be and remain the sole property of Genprex and shall be returned promptly to Genprex as and when requested by Genprex.

(c)The limitations imposed by this Section 4 shall not apply to (i) information, which at the time of disclosure to Consultant, is in the public domain or already possessed by Consultant, (ii) information which becomes available to the public at any time, other than as a result of acts by Consultant in violation of this Agreement, or (iii) information disclosed to Consultant in good faith by a third party who has an independent right to such information and who discloses the same to Consultant, provided, however, that any combination of elements of information shall not be deemed to be excluded from the class of Confidential Information by reason that each such element satisfying one or more of the exclusions set forth in clauses (i) through (iii) of this sentence unless the combination itself satisfies one or more such exclusions.

(d)Consultant may disclose information required to be disclosed as a result of a court order or the order of an administrative agency; provided, however that Consultant shall provide advance notice to Genprex of the possibility of such disclosure and shall cooperate with Genprex in the event Genprex seeks to obtain a protective order or to otherwise prevent such threatened disclosure through other legal means.

(e)Consultant agrees that the unauthorized disclosure of Confidential Information will cause irreparable harm to Genprex, and therefore Genprex is authorized to obtain injunctions if necessary to prevent such disclosure, as well as all other legal means of protecting such Confidential Information.

(f) Consultant acknowledges that the Company’s shares are publicly traded, and Consultant will be subject to the United States securities laws regulating insider trading.  Consultant will not trade any Company securities when the Consultant is in possession of material non-public information concerning the Company or its technologies.  Consultant agrees to be bound by all of the Company’s policies with respect to trading on non-public information, as they are implemented and amended from time to time; including, without limitation, any prohibition of trading contained therein.

5.No Violation.  Consultant represents that his compliance with the terms of this Agreement and his provision of services for Genprex will not violate any duty which Consultant may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Consultant agrees that he will not do anything in the performance of services for Genprex (including, without limitation, using third party facilities and/or funding) that would violate any such duty.  In addition, Consultant agrees during the term of this Agreement to notify Genprex in writing prior to providing any services for or on behalf of any third party related to gene therapy technologies, products, know-how or methods.  In the event that Genprex becomes a publicly held corporation, Consultant agrees that he will not trade on any non-public information in his possession.

6.No authority to bind or represent the Company.  Consultant is not authorized to make binding commitments for Genprex, act as Genprex’s agent, or make any representations or provide any information on behalf of Genprex unless the Company specifically authorizes such representation or disclosure of information, in writing, which may be by email.

7.Miscellaneous.

(a)This Agreement is the sole agreement between Genprex and Consultant concerning the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such matter; except that any prior confidentiality and non-disclosure agreements between the parties shall remain in full force and effect.

(b)This Agreement, including the rights and obligations hereunder, shall apply to and benefit any successor to or transferee of the rights of Genprex and shall apply to and bind any successor to or transferee of the rights of Consultant.

(c)Consultant agrees to complete an Internal Revenue Service Form W-9, or international equivalent, and return it to Genprex with the signed copy of this Agreement.  Consultant understands that Genprex must receive from Consultant a signed Form W-9, or international equivalent, prior to Genprex remitting any compensation contemplated herein.  Genprex will submit to Consultant an Internal Revenue Service Form 1099 to the extent required by law.  If Consultant’s billings itemize fees and expenses separately, expenses will be excluded from that 1099 to the extent allowed by law.  If Consultant’s billings do not separately itemize fees and expenses, the total amount billed will be reflected on that 1099.

(d)This Agreement shall be governed by the laws of the State of Texas, without reference to its conflicts of law principles.  Jurisdiction and venue of any matter arising out of or related to this agreement shall lie exclusively in the state and Federal courts of Travis County, Texas.

(e)Consultant shall at all times use all materials and/or Information obtained during the course of the work, from any source, in a safe manner and shall at all times comply with all state, federal and other applicable laws, rules and regulations pertaining to the same.

(f)  In rendering services to Genprex, Consultant shall act as an independent contractor and not as an employee or agent of Genprex.

(f)This Agreement may only be amended or modified in writing and signed by both Parties.  Any notice, request, or other communication required by this Agreement shall be made in writing and given by prepaid, first-class, certified mail, return receipt requested and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

If to Genprex:	Chief Executive Officer
Genprex, Inc. Dell Medical School, Health Discovery Building
1701 Trinity Street, Suite 3.322
Austin, Texas 78712

If to Consultant:	Viet Ly
5400 Carillon Point Road
Fourth Floor Building 5000
Kirkland, Washington 98033

Notice by email shall also be effective, but only if receipt is confirmed by the intended recipient.

IN WITNESS WHEREOF, the undersigned are duty authorized to execute this Agreement on behalf of Genprex and Consultant, as applicable.

GENPREX, INC.	VIET LY
(“Genprex”)	(“Consultant”)

By: /s/ Rodney Varner	By: /s/ Viet Ly
Rodney Varner	Viet Ly
Chief Executive Officer

EXHIBIT A

SERVICES AND COMPENSATION

1.	Contact
Consultant’s principal Genprex contact:
Name:Rodney Varner
Title:Chief Executive Officer

2.	Services

Subject to Section 6 of the Agreement, Consultant shall provide the following consulting services: financial advice, financial market analysis, product market analysis, social media services, and other services agreed to by the Parties from time to time.

3.	Compensation

Genprex will pay Consultant cash compensation from time to time, in amounts and upon terms mutually agreed by Consultant and Genprex’s Chief Executive Officer. Payments will initially be paid at the rate of $175,000.00 per year, but may vary from time to time as determined by Consultant and the Company.

Genprex may also from time to time pay compensation to consultant in the form of stock warrants or stock options, in amounts and on terms as further agreed between Genprex and Consultant.

Genprex also shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement, provided Consultant receives prior written consent from an authorized agent of Genprex prior to incurring such expenses.  Such reimbursable expenses do not include commuting expenses as commonly defined by the Internal Revenue Code.

Consultant shall submit all statements for expenses monthly, and such statement shall be approved by the contact person listed above.  Approved statements will be paid within thirty (30) days of receipt.

In the event that any expenses or fees are pre-paid and this Agreement is terminated before such fees are actually expended or earned, then upon termination of this Agreement any unexpended expense advances and unearned fees will be immediately refunded by Consultant to the Company.

4.	Payment and Mailing Information

Viet Ly

5400 Carillon Point Road

Fourth Floor Building 5000

Kirkland, WA 98033